Exhibit 10.2

$400,000	Redondo Beach, California March 18, 2015

PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned, Hawker Energy, Inc., a Nevada corporation (the “Company”), promises to pay to Sefton Resources, Inc., a British Virgin Islands corporation (“Holder”), at 2050 S. Oneida Street, Suite 102, Denver, Colorado 80224, or at such other location as is designated by Holder in writing hereunder, the sum of Four Hundred Thousand Dollars ($400,000), bearing simple interest on the unpaid principal balance of this Note, from the date of this Note until this Note is paid in full at a rate of six percent (6.00%) per annum. Accrued interest shall be computed based on the actual number of days elapsed. All payments shall be made in lawful money of the United States, without offset, deduction, or counterclaim of any kind.

1.             Payments. This Note shall be due and payable upon the earlier of (i) three years from the date of issuance or (ii) the date on which, pursuant to the terms of that certain Forbearance Agreement dated April 30, 2014 by and among Holder, TEG Oil & Gas U.S.A., Inc., and TEG MidContinent, Inc., as “Borrowers” thereunder, and Bank of the West, as “Lender” thereunder, as amended to the date hereof and from time to time hereafter, Bank of the West’s forbearance thereunder expires or is terminated. Interest shall accrue until maturity of this Note. All payments on account of indebtedness evidenced by this Note shall be made not later than 11:00 A.M. (California time) on the day when due in lawful money of the United States. Payments are to be made at such place as Holder or the legal holders of this Note may, from time to time, in writing specify, and in the absence of a specification, at the principal place of business of Holder as set forth in the first paragraph of this Note.

2.             Prepayment. The Company may, at any time, prepay the outstanding balance of principal and interest of this Note in whole or in part, without premium or penalty. Any prepayment shall be applied first, to accrued interest, then to principal.

3.             Events of Default. The occurrence of any one of the following shall constitute an Event of Default under this Note:

(a)           The failure of the Company to pay any part of the principal of, or interest in, this Note when due, and such failure continues for ten days after receipt by the Company of notice of that failure;

(b)           The Company (i) is generally unable to pay its debts as they become due, (ii) makes a general assignment for the benefit of its creditors, (iii) commences a voluntary case under the U.S. Bankruptcy Code (as now or hereafter in effect), (iv) files a petition seeking to take advantage of any other law providing for the relief of debtors, (v) fails to controvert in a timely or appropriate manner, or acquiesces in writing to, any petition filed against it in an involuntary case under the U.S. Bankruptcy Code, (vi) admits in writing its inability to pay its debts generally as they become due, (vii) takes any action under the laws of its jurisdiction of organization analogous to any of the foregoing or (viii) takes any requisite action for the purpose of effecting any of the foregoing;

(c)           a proceeding or case is commenced, without the application or consent of the Company in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of its debts, or (ii) similar relief in respect of it, under any law providing for the relief of debtors, and the proceeding or case continues undismissed, or unstayed and in effect, for a period of 90 days against the Company; or action under the laws of the jurisdiction of organization of the Company analogous to any of the foregoing is taken with respect to the Company and continues undismissed, or unstayed and in effect, for a period of 90 days; or

(d)           all or substantially all of the assets of the Company are attached, seized, subject to a writ of distress warrant, or levied upon, or comes into the possession of any receiver, trustee, custodian or assignee for the benefit of creditors without being vacated, stayed, dismissed or set aside within 60 days after the occurrence thereof.

4.             Severability. The Company and Holder intend and believe that each provision in this Note comports with all applicable local, state and federal laws and judicial decisions. However, if any provision or provisions, or if any portion of any provision or provisions, of this Note is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if the court should declare that portion, provision or provisions to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of the Company and Holder that such portion, provision or provisions be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Note shall be construed as if the illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained herein, and that the rights, obligations and interest of the Company and Holder under the remainder of this Note shall continue in full force and effect.

5.             Maximum Interest. Notwithstanding any other provision of this Note or any other agreement between the Company and Holder, nothing herein shall require the Company to pay, or Holder to accept, interest in an amount which subjects Holder to any penalty or forfeiture under applicable law, and in no event shall the total of all charges payable hereunder (whether of interest or of such other charges which may or might be characterized as interest) exceed the maximum rate permitted to be charged under applicable law. If Holder receives any payment which is or would be in excess of that permitted to be charged under applicable law, the payment shall have been, and shall be deemed to have been, made in error and shall be (i) to the extent permissible under applicable law, applied to reduce the principal balance of this Note, or (ii) otherwise, held as additional cash collateral for the indebtedness evidenced by this Note.

6.             Waiver. The Company and all parties now or hereafter liable for the payment of this Note, whether as endorser, guarantor, surety or otherwise, generally waive demand, presentment for payment, notice of dishonor, protest and notice of protest, notice of intent to accelerate and notice of acceleration, diligence in collecting or bringing suit, and agree to all extensions, renewals, indulgences, releases or changes which from time to time may be granted by Holder and to all partial payments hereon, with or without notice before or after maturity.

7.             Attorneys’ Fees. If any action is instituted on this Note, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which the party or parties may be entitled. Diligence, demand, presentment, notice of dishonor, and protest are waived by the Company, and any and all makers, sureties, guarantors, and endorsers of this Note, and their successors and assigns. Time is of the essence for every obligation under this Note.

8.             Governing Law. This Note shall be construed under the laws of the State of California, as such laws are applied to contracts entered into and performed entirely within that state by residents thereof.

IN WITNESS WHEREOF, the Company has executed and delivered this Note as of the day and year and at the place first above written.

Hawker Energy, Inc., a Nevada corporation

By:	/s/ Darren Katic
Darren Katic, President